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                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
-----------                                            Washington D.C.  20549                      --------------------------------
FORM 4                                                                                             OMB APPROVAL
-----------                                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP           --------------------------------
/    / Check this box if no longer                                                                 OMB Number: 3235-0287
       subject to Section 16.  Form 4 or   Filed pursuant to Section 16(a) of the Securities       Expires: September 30,1998
       Form 5 obligations may continue.    Exchange Act of 1934, Section 17(a) of the Public       Estimated average burden
       See Instruction 1(b).               Utility Holding Company Act of 1935 or Section          hours per response..........0.5
                                           30(f) of the Investment Company Act of 1940             --------------------------------

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1. Name and Address of Reporting Person*   2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                                                            to Issuer (Check all applicable)
     Guth          Joe        P.                   Tri-County Bancorp, Inc.  TRIC           _____Director    _____10% Owner
---------------------------------------------------------------------------------------     __X__Officer (give title below)
   (Last)      (First)   (Middle)          3.  IRS or Social Security  4. Statement for     _____Other (specify below)
                                               Number of Reporting        Month/Year
      Rt 3, Box 61                             Person (Voluntary)           MAY 1999              Exec. Vice President
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           (Street)                                                    5. If Amendment,  7.  Individual or Joint/Group Filing
                                                  ###-##-####             Date of            (Check Applicable Line)
                                                                          Original            __X_ Form filed by One Reporting
                                                                          (Month/Year)             Person
                                                                                              ____ Form filed by More than One
  Torrington          WY      82240                                                                Reporting Person
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   (City)         (State)     (Zip)
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                    TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security   2. Trans-   3. Trans-   4. Securities Acquired (A)   5. Amount of     6. Ownership       7.  Nature of
    (Instr. 3)             action      action      or Disposed of (D)           Securities       Form:               indirect
                           Date        Code        (Instr. 3, 4 and 5)          Beneficially     Direct (D)          Beneficial
                           Month/   ----------------------------------------    Owned at         or Indirect (I)     Ownership
                           Day/Yr   Code     V   Amount    (A)or(D)    Price    End of Month     (Instr. 4)          (Instr. 4)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
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FORM 4 (continued)           TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially owned
                                       (e.g. puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security  2. Conversion    3. Transaction   4. Transaction   5. Number of Derivative   6. Date Exercisable
   (Instr. 3)                       or Exercise      Date             Code             Securities Acquired(A)    and Expiration
                                    Price of         (Month/          (Instr. 8)       or Disposed of (D)        (Month/Day/
                                    Derivative       Day/Year)                         (Instr. 3, 4 and 5)        Year)
                                    Security                       ----------------------------------------------------------------
                                                                       Code   V            (A)      (D)          Date       Expira-
                                                                                                                 Exer-      tion
                                                                                                                 cisable    Date
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Stock Option-Right to Buy           $12.75             5/3/99               J*            1,993                   5/3/00    5/3/09
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                                    $12.75             5/3/99               J*            1,993                   5/3/01    5/3/09
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                                    $12.75             5/3/99               J*            1,992                   5/3/02    5/3/09
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7. Title and Amount of     8. Price of             9. Number of derivative     10. Ownership Form       11.  Nature of Indirect
   Underlying Securities      Derivative Security     Securities Beneficially      of Derivative             Beneficial Ownership
   (Instr. 3 and 4)           (Instr. 5)              Owned at End of Month        Security: Direct (D)      (Instr. 4)
                                                      (Instr.4)                    or Indirect(I)
                                                                                   (Instr. 4)
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Common                                                   5,978                           D
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Explanation of Responses:
 *  Stock Options Granted

                                                                                /s/Joe P. Guth                   June 30, 1999
                                                                                -------------------------------  ------------------
                                                                                **Signature of Reporting Person  Date


* Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note:  File three copies of this Form, one of which must be manually signed.  If space is insufficient,
       See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information  contained in this form are not  required to respond unless the form  displays a currently valid OMB Number.
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